ZIONS BANCORPORATION
P r e s s R e l e a s e

***FOR IMMEDIATE RELEASE***

FOR: ZIONS BANCORPORATION
One South Main Street
Salt Lake City, Utah
Harris H. Simmons
Chairman/Chief Executive Officer
Contact: James Abbott, Director of Investor Relations
Tel: 801-844-7637

FEDERAL RESERVE DOES NOT OBJECT TO
ZIONS BANCORPORATION 2017 CAPITAL PLAN

SALT LAKE CITY, June 28, 2017 -- The Board of Governors of the Federal Reserve System has notified Zions Bancorporation (NASDAQ: ZION) that the Federal Reserve does not object to Zions Bancorporation's board-approved 2017 capital plan, as submitted to the Federal Reserve on April 5, 2017.
Zions' capital plan for the period spanning July 1, 2017 through June 30, 2018 includes the following capital actions:

•	Increasing the common dividend to $0.24 per share by Q2 2018, following the path of:

•	$0.12 per share in Q3 2017

•	$0.16 per share in Q4 2017

•	$0.20 per share in Q1 2018

•	$0.24 per share in Q2 2018

•	The schedule above is indicative of approximately $140 million in total common dividends over the four-quarter period.

•

•	Up to $465 million of common stock redemption.

Capital actions are subject to final approval by Zions Bancorporation's board of directors, and may be influenced by, among other things, actual earnings performance and prevailing economic conditions.
Zions Bancorporation is one of the nation's premier financial services companies with total assets exceeding $65 billion. Zions operates under local management teams and distinct brands in 11 western states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah, Washington and Wyoming. The company is a national leader in Small Business Administration lending and public finance advisory services, and is a consistent top recipient of

Greenwich Excellence awards in banking. In addition, Zions is included in the S&P 500 and NASDAQ Financial 100 indices. Investor information and links to local banking brands can be accessed at www.zionsbancorp.com.

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